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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM 15
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           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                           Commission File No. 1-11368


                           PARAGON TRADE BRANDS, INC.
             (Exact name of registrant as specified in its charter)

                             180 Technology Parkway
                               Norcross, GA 30092
                                 (678) 969-5000
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                     NONE
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [ X ]  Rule 12h-3(b)(1)(i)    [ X ]
      Rule 12g-4(a)(1)(ii)       [   ]  Rule 12h-3(b)(1)(ii)   [   ]
      Rule 12g-4(a)(2)(i)        [   ]  Rule 12h-3(b)(2)(i)    [   ]
      Rule 12g-4(a)(2)(ii)       [   ]  Rule 12h-3(b)(2)(ii)   [   ]
                                        Rule 15d-6             [   ]

      Approximate number of holders of record as of the certification or notice date: 1

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      Pursuant to the  requirements  of the  Securities  Exchange Act of 1934,
Paragon Trade Brands, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          PARAGON TRADE BRANDS, INC.



Date:  January 18, 2002                   /s/ Jeff Mattfolk
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                                          Name:  Jeff Mattfolk
                                          Title: Vice President